Exhibit 99.1

NXT-ID, Inc. Enters into Purchase Agreement for the Acquisition of LogicMark, LLC.

MELBOURNE, FL, May 18, 2016 — NXT-ID, Inc. (NASDAQ:NXTD) ("NXT-ID" or the "Company"), a company focused on the growing mobile commerce market announces it has entered into an interest purchase agreement to acquire 100% of the membership interests of LogicMark, LLC, a leading provider of unmonitored personal emergency response devices (PERS).

As per the terms of the agreement, NXT-ID, Inc. will acquire LogicMark for $20 Million in cash, with an anticipated closing date no later than June 30, 2016, subject to customary closing conditions, including a financing contingency. In addition, LogicMark members will be paid an earn out based on achieving certain performance goals within the next 18 months. The financing for the acquisition will be a combination of senior secured debt and equity.

The audited financial statements for LogicMark for the year ended December 31, 2015 showed revenues of $11.1 million and pre-tax net income of $3.1 million. The Company has a staff of 22 full-time professionals, 3 part-time professionals, and 5 contractors.

Gino Pereira, Chief Executive Officer of the Company, said,” This accretive acquisition fits into our strategy of utilizing our core competencies to create diverse new opportunities for the Company.”

Kevin O’Connor, Logicmark’s President, added “We are excited to become a part of NXT-ID Inc. and leverage their technology and channel partnerships to expand our product portfolio and markets.”

NXT-ID, Inc. plans to integrate its voice biometric technology as well as fall detection sensors and miniaturization skills to future versions of LogicMark products. In addition, the company believes it can potentially enhance the retail presence of LogicMark products.

Mr. Pereira also went on to say, “We are utilizing additional resources and consultants to assist with LogicMark integration and management as well as retaining key LogicMark staff. We remain very focused on delivering the new WorldVentures DreamTripsTM smart cards which are currently in pre-production and will be ready for field testing in the coming weeks. We expect to make our first production deliveries to WorldVentures in July 2016.”

Logicmark was advised through the sale by Livingstone, an international mid-market M&A and debt advisory firm.

About NXT-ID

NXT-ID is an emerging growth technology company that is focused on products, solutions, and services for security on mobile devices. Our core technologies consist of those that support digital payments, biometric identification, encryption, sensors, and miniaturization. We have three distinct lines of business that we are currently pursuing: mobile commerce, primarily through the application of secure digital payment technologies; biometric access control applications, and Department of Defense contracting. Our initial efforts have primarily focused on the development of our secure products for the growing m-commerce market, most immediately, a secure mobile electronic smart wallet, the Wocket®. The Wocket® is a smart wallet, designed to protect your identity. http://nxt-id.com/ , http://wocketwallet.com/

Product images are available for media at: http://press.nxt-id.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT- ID Inc Contacts :

Corporate info: info@nxt-id.com

Media: D. Van Zant

800 665-0411

press@nxt-id.com